Exhibit 3(a)

SHARED CAPITAL COOPERATIVE

INVESTMENT NOTE

(To be completed by Shared Capital upon receipt of funds)

Investment Number:	_________________________________

Investment Effective Date:	_________________________________

Maturity Date:	_________________________________

Principal Amount:	$_________________________________.00

Term:	_________________________________(years)

Interest Rate:	_________________________________%

Lender Name:	_________________________________

Lender Address:	_________________________________

_________________________________

Borrower:	Shared Capital Cooperative 2388 University Ave West, Ste 300 St. Paul, MN 55114

FOR VALUE RECEIVED, Shared Capital Cooperative (the “Cooperative”), a Minnesota cooperative corporation, hereby promises to pay to the order of the lender named above (together with their successors and permitted assigns, the “Lender”), in lawful money of the United States, the principal amount set forth above plus simple interest on the unpaid principal balance at the rate set forth above, calculated on the basis of a 360-day year and the actual number of days elapsed, and according to all of the terms and conditions set forth below.

1.	Subscription Agreement. This Note is issued pursuant to and is subject to all of the terms and conditions of the Shared Capital Cooperative Subscription Agreement for an Investment Note (the “Subscription Agreement”) entered into by the Cooperative and the Lender.

2.	Maturity Date. The “Maturity Date” is the first day of the calendar month following the term set forth above. For Investors choosing a recurring investment pursuant to the subscription form included in the Subscription Agreement, the Maturity Date will be calculated from the first day of the calendar month following the date of the initial investment.

3.	Payment.

a.	All Principal and Interest Due at Maturity. The outstanding principal balance and all accrued but unpaid interest will become due and payable within 30 calendar days after the Maturity Date.

b.	Annual Interest Payment. If the Principal Amount set forth above is at least twenty-five thousand dollars ($25,000), and if Lender has elected to receive annual interest payments, then the Cooperative will pay to the Lender an annual payment in the amount of all accrued but unpaid interest as of the “Anniversary Date,” which is 12 months after the first day of the calendar month immediately following the Effective Date of the Note and each subsequent 12 months. Such payment will be made within 30 calendar days after each Anniversary Date.

c.	Application of Payment. All payments will be applied first towards accrued interest, and then towards principal.

d.	Form and Place of Payment. All payments shall be made via ACH to Lender’s account information provided, or if no ACH has been provided, then payment shall be made by check sent by postal mail to Lender's address shown above or at such other place as Lender may designate in writing.

4.	Prepayment. This Note may be prepaid at any time in whole or in part without penalty.

5.	Proceeds of the Note. This Note is one of a series of notes being issued by the Cooperative in an offering pursuant to Regulation A, Tier 2, under the Securities Act of 1933. The proceeds of the loan from Borrower and the amounts loaned by other investors in this offering will be used in accordance with the Cooperative’s Offering Statement.

Shared Capital Cooperative Promisory Note	1

6.	Unsecured and Subordinate. Lender understands that the Cooperative’s obligations under this Note are not secured. Lender understands that all Notes held by investors in this offering are subordinate to all other debts of the Cooperative, including any debt that may be incurred after the date of this Note. Lender further understands that debts to members of the Cooperative are subordinated to debts to non-members.

7.	Amendment; Waiver. An amendment to this Note shall be made only in writing signed by both parties. No waiver shall be effective unless in writing. No waiver of a term or condition on one occasion shall operate as a waiver of any other term or condition or of the same term or condition on a future occasion.

8.	Governing Law. This Note has been drawn in and will be governed by the laws of the State of Minnesota.

9.	Commercial Loan. This is a commercial loan, and the proceeds of this loan will only be used for business purposes. This transaction is not a consumer transaction subject to Minnesota law, Federal Reserve Board Regulations, or any other “consumer protection” statutes, regulations, or restrictions, without exception.

10.	Severability. If any provision of this Note is held by a court of competent jurisdiction to be illegal or unenforceable, such provision will be deemed limited or excised from this Note to the least degree necessary to give effect to the intentions of the parties as expressed in this Note.

11.	Successors and Assigns. The terms of this Note shall be binding upon the Cooperative, and upon the Cooperative’s successors and assigns, and will inure to the benefit of Lender and their heirs, personal representatives, successors, and permitted assigns.

SHARED CAPITAL COOPERATIVE

by:

Signature:	Date:

Christina Jennings, Executive Director

Shared Capital Cooperative Promisory Note	2